Exhibit 10.1

DESTINATION MATERNITY CORPORATION STOCK OWNERSHIP GUIDELINES

JANUARY 24, 2014

The Board of Directors (the “Board”) of Destination Maternity Corporation (the “Corporation”) believes that it is critical to align the interests of the Corporation’s directors and named executive officers with the interests of its stockholders and that stock ownership guidelines promote the Corporation’s commitment to sound corporate governance. Therefore, the Board has adopted the following stock ownership guidelines:

•	The Chief Executive Officer of the Corporation is required to own shares of the Corporation’s common stock having an aggregate fair market value equal to or greater than three times his or her then current annual base salary.

•	Each other named executive officer of the Corporation is required to own shares of the Corporation’s common stock having an aggregate fair market value equal to or greater than his or her then current annual base salary.

•	Each non-employee director of the Corporation is required to own shares of the Corporation’s common stock having an aggregate fair market value equal to or greater than four times the annual cash retainer then payable to non-employee directors.

These guidelines are immediately applicable to current non-employee directors. Current named executive officers will have three years from adoption of these guidelines to attain the specified level of equity ownership. Any non-employee director elected (for the first time) following the adoption of these guidelines will have three years from the date of such initial election to attain the specified level of equity ownership. Any named executive officer appointed following the adoption of these guidelines will have five years from the date of such appointment to attain the specified level of equity ownership.

The following will be considered “owned” shares of the Corporation’s stock for purposes of these guidelines: (i) shares held outright by the director or named executive officer (and/or his or her spouse, his or her minor children and/or any trust for the principal benefit of those individuals); (ii) shares subject to vested but unsettled restricted stock units (or similar instruments) held by the director or named executive officer; (iii) with respect to any vested but unexercised stock option or SAR held by the director or named executive officer, a number of shares equal to: (x) the then current “spread” of that option or SAR (i.e., the difference between the aggregate fair market value of the subject shares minus the aggregate exercise price of the option or SAR), divided by (y) the then current fair market value per share of the Corporation’s common stock; and (iv) to the extent determined in the discretion of the Compensation Committee of the Board, shares otherwise beneficially owned by the director or named executive officer.

The failure of a director or named executive officer to comply with these guidelines will be considered by the Board when determining future equity grants for such director or named executive officer.

Compliance with these guidelines may be waived in the discretion of the Board. It is expected that these instances will be rare and, in such cases, the Board will then develop alternative ownership guidelines that reflect the intent of these guidelines and the director or named executive officer’s personal circumstances.